UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant    ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

AVANEX CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on January 27, 2006

To Our Stockholders:

Notice is hereby given that a Special Meeting of Stockholders (the “Special Meeting”) of Avanex Corporation, a Delaware corporation (“Avanex”), will be held on January 27, 2006, at 10:00 a.m., local time, at Avanex’s corporate headquarters, 40919 Encyclopedia Circle, Fremont, California 94538, for the following purposes:

1.

To approve the elimination of the floor price limitations from the anti-dilution provisions of each of Avanex’s Amended and Restated Senior Secured Convertible Notes and related Amended and Restated Warrants to purchase Common Stock;

2.

To approve amendments to Avanex’s Amended and Restated Certificate of Incorporation which would effect a reverse stock split, pursuant to which any whole number of outstanding shares of Avanex’s common stock between and including seven and fifteen would be combined into one share of such stock, and to authorize the Board of Directors to select and file one such amendment which would effect the reverse stock split within such range; and

3.	To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Special Meeting.

Only holders of record of Avanex’s Common Stock at the close of business on December 12, 2005, the record date, are entitled to vote on the matters listed in this Notice of Special Meeting.

All stockholders are cordially invited to attend the Special Meeting in person. However, to ensure your representation at the Special Meeting, please vote as soon as possible using one of the following methods: (1) by using the Internet as instructed on the enclosed proxy card, (2) by telephone as instructed on the enclosed proxy card, or (3) by mail by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid envelope. For further details, please see the section entitled “Voting” on page two of the accompanying Proxy Statement. Any stockholder attending the Special Meeting may vote in person even if he or she has voted using the Internet, telephone or proxy card.

By Order of the Board of Directors
of Avanex Corporation

Jo S. Major, Jr.
President, Chief Executive Officer and
Chairman of the Board of Directors

Fremont, California

December 30, 2005

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE BY TELEPHONE OR BY USING THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

AVANEX CORPORATION

PROXY STATEMENT

FOR THE

SPECIAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

This Proxy Statement is being furnished to the holders of Common Stock, par value $0.001 per share (the “Common Stock”), of Avanex Corporation, a Delaware corporation (“Avanex” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of Avanex for use at the Special Meeting of Stockholders (the “Special Meeting”) to be held on January 27, 2006, at 10:00 a.m., local time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. The Special Meeting will be held at Avanex’s corporate headquarters, 40919 Encyclopedia Circle, Fremont, California 94538. The telephone number at that location is (510) 897-4188.

This Proxy Statement and the accompanying proxy card are first being mailed on or about December 30, 2005, to all stockholders entitled to vote at the Special Meeting.

Stockholders Entitled to Vote; Record Date

Only holders of record of the Company’s Common Stock at the close of business on December 12, 2005 (the “Record Date”), are entitled to notice of and to vote at the Special Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Special Meeting. As of the Record Date, there were 145,537,015 shares of Common Stock outstanding and entitled to vote at the Special Meeting. No shares of preferred stock were outstanding. For information regarding security ownership by management and by the beneficial owners of more than five percent of the Company’s Common Stock, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 18.

Quorum; Required Vote

The presence of the holders of a majority of the shares of Common Stock entitled to vote generally at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Such stockholders are counted as present at the Special Meeting if they (1) are present in person at the Special Meeting or (2) have properly submitted a proxy card or voted by telephone or by using the Internet. Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Special Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions on how to vote from the beneficial owner.

The affirmative vote of a majority of the votes duly cast is required to approve the elimination of the floor price limitations from the anti-dilution provisions of each of the Company’s Amended and Restated Senior Secured Convertible Notes and related Amended and Restated Warrants to purchase Common Stock (Proposal One). The affirmative vote of a majority of the shares outstanding and entitled to vote as of the Record Date is required to approve amendments to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) which would effect a reverse stock split within a range from seven and fifteen and to authorize the Company’s Board of Directors to select and file one such amendment which would effect the reverse stock split within such range (Proposal Two). Abstentions are deemed to be “votes cast,” and have the same effect as a vote against these proposals. However, broker non-votes are not deemed to be votes cast, and therefore are not included in the tabulation of the voting results on these proposals.

Voting

Voting by Proxy Card.    All shares entitled to vote and represented by properly executed proxy cards received prior to the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Special Meeting, including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Special Meeting.

Voting by Telephone or the Internet.    If you are a registered stockholder, you may vote your shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed postage paid envelope provided. When a stockholder votes via the Internet or by telephone, his or her vote is recorded immediately. Avanex encourages its stockholders to vote using these methods whenever possible.

Voting by Attending the Meeting.    A stockholder may vote his or her shares in person at the Special Meeting. A stockholder planning to attend the Special Meeting should bring proof of identification for entrance to the Special Meeting. If a stockholder attends the Special Meeting, he or she may submit his or her vote in person, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Special Meeting.

Changing Vote; Revocability of Proxies.    If a stockholder has voted by telephone, over the Internet or by returning a proxy card, such stockholder may change his or her vote before the Special Meeting.

A stockholder who has voted by telephone or over the Internet may later change his or her vote by making a timely and valid telephone or Internet vote, as the case may be.

A stockholder may revoke any proxy given pursuant to this solicitation at any time before it is voted by: (1) filing with the Secretary of the Company, at or before the taking of the vote at the Special Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not by itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Special Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or should be sent to Avanex Corporation, 40919 Encyclopedia Circle, Fremont, California 94538, Attention: Corporate Secretary.

Expenses of Solicitation

Avanex will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by telephone, letter, electronic mail, telegram, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained the services of Morrow & Co., a professional proxy solicitation firm, to assist in the solicitation of proxies. Avanex will pay Morrow & Co. approximately $6,500 for its services, in addition to reimbursement of its out-of-pocket expenses.

Procedure for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.    Stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the annual meeting of its stockholders to be held in 2006 by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company’s proxy materials for the 2006 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than the Notice Deadline (as defined below), and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.    In addition, the Company’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Corporate Governance and Nominating Committee or (3) any stockholder entitled to vote who has delivered written notice to the Secretary of the Company no later than the Notice Deadline, which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. If a stockholder wishes only to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for the Company’s Board of Directors, such recommendations must be received by June 30 of the year in which the recommended candidate will be considered for nomination. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Avanex Corporation, 40919 Encyclopedia Circle, Fremont, California 94538, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on the Board of Directors, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve.

The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of the Company no later than the Notice Deadline, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Deadline” is defined as that date which is 120 days prior to the one-year anniversary of the date on which the Company first mailed its proxy materials for the previous year’s annual meeting of stockholders. As a result, the Notice Deadline for the 2006 annual stockholder meeting is June 5, 2006.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, or does not send a representative who is qualified under Delaware law to present the proposal on his or her behalf, the Company need not present the proposal for vote at such meeting.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company’s proxy materials, should be sent to Avanex Corporation, 40919 Encyclopedia Circle, Fremont, California 94538, Attention: Corporate Secretary.

PROPOSAL ONE

APPROVAL OF THE ELIMINATION OF THE FLOOR PRICE LIMITATIONS FROM THE ANTI-DILUTION PROVISIONS OF EACH OF THE COMPANY’S AMENDED AND RESTATED SENIOR SECURED CONVERTIBLE NOTES AND RELATED AMENDED AND RESTATED WARRANTS TO PURCHASE COMMON STOCK

Introduction

On May 19, 2005, the Company closed a private placement transaction in which it issued Senior Secured Convertible Notes in the aggregate principal amount of $35.0 million (the “Notes”) and related warrants (the “Warrants”) to purchase Common Stock of the Company to certain investors (a “Holder” or the “Holders”). When issued, the Notes were initially convertible into 28,925,620 shares of Common Stock, and the Warrants were exercisable into 8,677,689 shares of Common Stock, for an aggregate of 37,603,309 shares of Common Stock. The Notes and Warrants each contained broad price-based anti-dilution provisions in connection with certain future issuances of securities of the Company with a floor price equal to $1.1375. At the Company’s 2005 Annual Meeting of Stockholders on October 27, 2005, the stockholders approved the elimination of such floor price limitations.

As described in greater detail in the section entitled “Terms of the Amended and Restated Transaction” below, on November 8, 2005, the Company and each Holder entered into a separate Amendment Agreement (an “Amendment Agreement” and collectively the “Amendment Agreements”). Pursuant to each Amendment Agreement, the Company and each Holder agreed to amend and restate such Holder’s Notes (the “Amended and Restated Notes”), principally with the effect of lowering the conversion price from $1.21 to $0.90 per share of Common Stock (the “Conversion Price”). The Amended and Restated Notes are each subject to broad price-based anti-dilution provisions that contain a floor price equal to $0.7279 (the “Floor Price,” which would be eliminated if this Proposal One is approved), and provide for adjustments for stock splits and similar events. At the current Conversion Price, the Amended and Restated Notes are convertible into 38,888,890 shares of Common Stock.

The Company and each Holder also agreed to amend and restate such Holder’s Warrants (the “Amended and Restated Warrants”), principally with the effect of lowering the exercise price from $1.5125 to $1.13 per share of Common Stock (the “Exercise Price”). The Amended and Restated Warrants are subject to broad price-based anti-dilution provisions similar to the provisions set forth in the Amended and Restated Notes, including a Floor Price equal to $0.7279 (which Floor Price would be eliminated if this Proposal One is approved), and provide for adjustments for stock splits and similar events. The Amended and Restated Warrants are currently exercisable for an aggregate of 8,677,689 shares of Common Stock. The terms of the Amended and Restated Notes and Amended and Restated Warrants are described in greater detail in the section entitled “Terms of the Amended and Restated Transaction” below.

The Company previously sought and obtained stockholder approval to remove the $1.1375 floor price contained in the original Notes and Warrants, but in order to comply with the Nasdaq Marketplace Rules described below, it was required to include a new $0.7279 Floor Price in the Amended and Restated Notes and the Amended and Restated Warrants. In connection with entering into the transactions contemplated by the Amendment Agreements (the “Amended and Restated Transaction”), the Company made certain covenants with the Holders, including (i) that the Company would seek stockholder approval pursuant to the Nasdaq Marketplace Rules described below to eliminate the Floor Price provisions contained in the Amended and Restated Notes and the Amended and Restated Warrants, and (ii) in the absence of such stockholder approval, that it would not issue or sell securities of the Company at a per share price that would cause the Conversion Price or Exercise Price, as applicable, to be less than the Floor Price.

Accordingly, the Company is seeking stockholder approval to eliminate the new Floor Price provisions contained in the Amended and Restated Notes and the Amended and Restated Warrants such that if in the future the Company were to issue or sell, or be deemed to issue or sell, shares of Common Stock at a per share price less than the Conversion Price (in the case of the Amended and Restated Notes) or the Exercise Price (in the case of the Amended and Restated Warrants), the Conversion Price or the Exercise Price could be adjusted pursuant to the anti-dilution provisions of the Amended and Restated Notes and the Amended and Restated Warrants to a per share price that is less than the Floor Price. This would result in the Company issuing a greater number of shares of its Common Stock upon conversion of the Amended and Restated Notes or exercise of the Amended and Restated Warrants. In the event that this Proposal One is not approved by the stockholders, the Company may be limited in its ability to obtain future financing in that it could not issue or sell securities of the Company at a per share price that will cause the Conversion Price or Exercise Price, as applicable, to be less than the Floor Price.

Why the Company Needs Stockholder Approval

The Company is seeking stockholder approval to eliminate the Floor Price provisions contained in the Amended and Restated Notes and the Amended and Restated Warrants in order to comply with the Nasdaq Marketplace Rules and to fulfill a covenant made as a condition to consummating the Amended and Restated Transaction.

Nasdaq Marketplace Rules.    Rule 4350(i) of the Nasdaq Marketplace Rules requires stockholder approval for the issuance of securities other than in a public offering at a price per share less than the greater of the book or market value of a company’s stock, where the amount of securities being issued represents 20% or more of an issuer’s outstanding listed securities or 20% or more of the voting power outstanding before the issuance.

Avanex is subject to the Nasdaq Marketplace Rules because its Common Stock is listed on the Nasdaq National Market. The issuance of the Amended and Restated Notes and the Amended and Restated Warrants in the Amended and Restated Transaction did not require stockholder approval under Rule 4350(i). The Company is seeking stockholder approval pursuant to Rule 4350(i) so that, if stockholder approval is obtained, it may eliminate the Floor Price provisions contained in the Amended and Restated Notes and the Amended and Restated Warrants. Stockholder approval to eliminate the Floor Price is necessary because if, following a dilutive event, the Conversion Price of the Amended and Restated Notes or the Exercise Price of the Amended and Restated Warrants were adjusted below the Floor Price, then, as described in more detail below:

•

the price at which such Common Stock would be issued upon conversion of the Amended and Restated Notes or exercise of the Amended and Restated Warrants would be below the market price of the Common Stock as of the closing of the Amended and Restated Transaction; and

•

the number of shares of Common Stock issued upon conversion of the Amended and Restated Notes or exercise of the Amended and Restated Warrants could be in excess of 20% of the outstanding shares or in excess of 20% of the voting power as of the closing of the Amended and Restated Transaction.

Covenant of the Transaction.    In addition, as a condition to consummating the Amended and Restated Transaction, the Company agreed to seek stockholder approval to eliminate the Floor Price provisions contained in the Amended and Restated Notes and the Amended and Restated Warrants by January 31, 2006. If stockholder approval is not obtained on or prior to that deadline, the Company is obligated to seek stockholder approval during each six month period thereafter until such stockholder approval is obtained. If at any meeting of stockholders the Board of Directors of the Company does not recommend such stockholder approval and such stockholder approval is not obtained, the Company is obligated to seek stockholder approval during each calendar quarter thereafter until such stockholder approval is obtained.

Terms of the Amended and Restated Transaction

General.    On May 16, 2005, Avanex entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Holders for the private placement of the Notes in the principal amount of $35.0 million and the issuance of the related Warrants. At that time, Avanex also entered into a Registration Rights Agreement with the Holders. The Notes and Warrants were issued at a closing on May 19, 2005. When issued, the Notes were convertible into 28,925,620 shares of Common Stock, and the Warrants were exercisable into 8,677,689 shares of Common Stock, for an aggregate of 37,603,309 shares of Common Stock. At the closing, Avanex and certain wholly owned subsidiaries of Avanex entered into a Pledge Agreement and a Security Agreement with a collateral agent, and certain wholly owned subsidiaries of Avanex executed a Guaranty in favor of the collateral agent.

On October 25, 2005 and November 2, 2005, Avanex filed Current Reports on Form 8-K announcing the receipt of letters from certain Holders asserting the existence of an event of default under the Notes. The Holders alleged that an event of default existed under the Notes due to a breach of a representation contained in the Purchase Agreement concerning reasonable assurances about the sufficiency of Avanex’s internal accounting controls at the time of the placement of the Notes. The letters from the Holders pointed to disclosures made by Avanex in its Form 10-K filed on September 28, 2005 (the “2005 Form 10-K”), identifying certain internal controls that were thought inadequate by Avanex to ensure that there would not be more than a remote likelihood that material misstatements in its financial statements would be prevented or detected. The 2005 Form 10-K also included the opinion of Deloitte & Touche LLP, Avanex’s independent auditors, that Avanex’s consolidated financial statements as of June 30, 2005 presented fairly, in all material respects, the financial position of Avanex, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles, and disclosed remedial actions being undertaken by Avanex with regard to its internal accounting controls.

Although Avanex believes that there were defenses available to it against the assertions made in the letters, Avanex believes that it was in the best interests of it and the Holders to resolve these matters through negotiation. On November 8, 2005, Avanex and each Holder entered into a separate Amendment Agreement. Pursuant to each Amendment Agreement, each Holder agreed to withdraw the purported default notice, if any, delivered by such Holder. The Company also agreed to pay to each Holder a release amount which, in the aggregate, totaled $3.5 million.

Pursuant to the Amendment Agreements, the Company amended and restated the Notes and the Warrants and amended certain portions of the Purchase Agreement and the Registration Rights Agreement. In addition, the Company made certain covenants with the Holders, including: (i) the Company would seek stockholder approval pursuant to the Nasdaq Marketplace Rules to eliminate the Floor Price provisions contained in the Amended and Restated Notes and the Amended and Restated Warrants, (ii) in the absence of such stockholder approval, that it would not issue or sell securities of the Company at a per share price that would cause the Conversion Price or Exercise Price, as applicable, to be less than the Floor Price and (iii) the Company would not amend the voting provisions of the Stockholders’ Agreement between Avanex Corporation, Alcatel and Corning Incorporated, dated as of July 31, 2003, without the prior express written consent of the Holders.

The Amended and Restated Transaction will likely result in an expense to Avanex’s consolidated statement of operations for the quarter ending December 31, 2005.

The terms of the Amendment Agreements described above were determined following lengthy negotiations between Avanex and its counsel and the Holders and their respective counsel. The Board of Directors of Avanex reviewed all the terms of the Amendment Agreements and the Amended and Restated Transaction and determined that such terms were in the best interest of the Company and its stockholders.

Amended and Restated Notes.    The Amended and Restated Notes accrue interest at a rate of 8% per annum, subject to adjustment, with accrued interest payable quarterly in arrears in cash. Interest for the first two years was pre-paid on May 19, 2005. The Amended and Restated Notes mature on May 19, 2008 and are convertible into shares of Common Stock of Avanex at the Conversion Price of $0.90, subject to broad price-based anti-dilution provisions described below. At the current Conversion Price, the Amended and Restated Notes are convertible into 38,888,890 shares of Common Stock.

Subject to certain conditions, at any time after May 19, 2007, Avanex may convert all of the outstanding Amended and Restated Notes into Common Stock if the weighted average price of the Common Stock equals or exceeds 175% of the then current Conversion Price for a specified period.

Upon a change of control (as defined in the Amended and Restated Notes), the Holders may require Avanex to repurchase some or all of their Amended and Restated Notes at a price in cash equal to the greater of (i) the product of (x) the change of control premium, (y) the conversion amount being redeemed and (z) the quotient determined by dividing (a) the closing sale price of the Common Stock immediately following the public announcement of such proposed change of control by (b) the conversion price and (ii) the product of (x) the change of control premium and (y) the conversion amount being redeemed (as such terms are defined in the Amended and Restated Notes).

An event of default will occur under the Amended and Restated Notes for a number of reasons, including Avanex’s failure to pay when due any principal, interest or late charges on the Amended and Restated Notes, certain defaults on Avanex’s indebtedness, certain events of bankruptcy and Avanex’s breach or failure to perform in respect of representations and obligations under the Amended and Restated Notes.

Upon the occurrence of an event of default, Avanex’s obligations under the Amended and Restated Notes may become due and payable in accordance with the terms thereof at a price equal to the greater of (i) the product of (x) the conversion amount to be redeemed and (y) the redemption premium and (ii) the product of (x) the conversion rate with respect to such conversion amount in effect at such time as the holder delivers an event of default redemption notice and (b) the closing sale price of the Common Stock on the date immediately preceding such event of default (as such terms are defined in the Amended and Restated Notes).

Amended and Restated Warrants.    The Amended and Restated Warrants are currently exercisable for an aggregate of 8,677,689 shares of Common Stock. The Amended and Restated Warrants are exercisable until May 19, 2008 at an exercise price of $1.13 per share, subject to broad price-based anti-dilution provisions similar to the provisions set forth in the Amended and Restated Notes and described below.

Registration Rights.    Pursuant to the Registration Rights Agreement, as amended by the Amendment Agreements, the Company agreed to file with the SEC a registration statement to register for resale a number of shares of Common Stock equal to 120% of the Common Stock initially issuable upon conversion of the Amended and Restated Notes and 120% of the Common Stock initially issuable upon exercise of the Amended and Restated Warrants. On December 2, 2005, Avanex filed with the SEC a registration statement on Form S-3 covering the resale of 57,079,894 shares. Avanex also agreed to bear the reasonable expenses of registration, except underwriting discounts and commissions (if any). Avanex agreed to keep the registration statement effective for specified periods. If Avanex fails to fulfill these and other obligations, it will pay certain penalties until it fulfills these obligations. Avanex has also authorized and reserved a sufficient number of shares of Common Stock for issuance in connection with the transaction.

Security Agreements.    Avanex’s obligations under the Amended and Restated Notes are secured by substantially all of the assets of Avanex, substantially all of the assets of the domestic subsidiaries of Avanex, and a pledge of 65% of the capital stock of the non-U.S. subsidiaries of Avanex. In addition, Avanex’s obligations under the Amended and Restated Notes are guaranteed by its domestic subsidiaries.

Anti-dilution Provisions of the Amended and Restated Notes and the Amended and Restated Warrants.    If the Company issues or sells, or pursuant to the Amended and Restated Notes and Amended and Restated Warrants is deemed to have issued or sold, any shares of Common Stock (excluding certain issuances or sales described below) for a price per share less than the Conversion Price (in the case of the Amended and Restated Notes) or the Exercise Price (in the case of the Amended and Restated Warrants) in effect immediately prior to such issue or sale (a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price or the Exercise Price (or both) then in effect shall be reduced to an amount equal to the product of (A) the Conversion Price or the Exercise Price, respectively, in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Conversion

Price or the Exercise Price, respectively, in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock deemed outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Conversion Price or the Exercise Price, respectively, in effect immediately prior to such Dilutive Issuance by (II) the number of shares of Common Stock deemed outstanding immediately after such Dilutive Issuance.

In addition, in the case of the Amended and Restated Warrants, upon an adjustment of the Exercise Price as described above, the number of shares of Common Stock received upon exercise of the Amended and Restated Warrants shall be adjusted to the number of shares of Common Stock determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable upon exercise of the Amended and Restated Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

The anti-dilution provisions above do not apply to certain “excluded securities,” including securities issued in connection with employee benefit plans, upon conversion of the Amended and Restated Notes or the exercise of the Amended and Restated Warrants, pursuant to certain underwritten public offerings, pursuant to certain acquisitions by the Company, or in respect of subdivisions, stock dividends or capital reorganizations affecting the Common Stock.

Currently, the anti-dilution adjustments described above are subject to the Floor Price such that if a Dilutive Issuance were to occur, the Conversion Price and Exercise Price could not be reduced to a price lower than the Floor Price. If the stockholders approve this Proposal One, the Floor Price would be eliminated for both the Amended and Restated Notes and the Amended and Restated Warrants such that the Conversion Price and Exercise Price could be reduced to a price lower than the Floor Price.

The following tables show the number of shares of Common Stock that would be issued upon conversion of the Amended and Restated Notes and exercise of the Amended and Restated Warrants following various future hypothetical dilutive issuances, assuming in one case that the Floor Price provisions are still in effect and assuming in another case that the Floor Price provisions have been eliminated pursuant to this Proposal One. Each scenario assumes that the Company has raised $30 million in a future hypothetical financing transaction, that 145,537,015 shares of Common Stock, or the number of shares outstanding on the Record Date, were outstanding immediately prior to the financing and that following the financing the Holders have converted their Amended and Restated Notes and exercised their Amended and Restated Warrants in full. The effect of Dilutive Issuances in the $0.20 to $0.40 per share range is shown in the tables below because in a hypothetical financing with a per share price above approximately $0.35, the Conversion Price of the Amended and Restated Notes would not be reduced to a price lower than the Floor Price, and in a hypothetical financing with a per share price above approximately $0.20, the Exercise Price of the Amended and Restated Warrants would not be reduced to a price lower than the Floor Price.

At the current Conversion Price of $0.90 per share, the Amended and Restated Notes are convertible into 38,888,890 shares of Common Stock, and at the current Exercise Price of $1.13 per share, the Amended and Restated Warrants are exercisable into 8,677,689 shares of Common Stock for an aggregate of 47,566,579 shares.

Effect of Hypothetical $30 Million Financing With Floor Price Provisions in Effect

Price of Dilutive Issuance	New Conversion Price of Notes with Floor Price Provisions	Shares of Common Stock Issued to Purchasers Upon Conversion of Notes	New Exercise Price of Warrants With Floor Price Provisions	Shares of Common Stock Issued to Purchasers Upon Exercise of Warrants	Total Shares of Common Stock Issued With Floor Price Provisions
Current Total of Conversion Shares and Warrant Shares					47,566,579
$0.40	$0.7300	47,947,799	$0.8817	11,120,923	59,068,722
$0.35	$0.7279	48,083,528	$0.8409	11,661,207	59,744,735
$0.30	$0.7279	48,083,528	$0.7920	12,381,587	60,465,115
$0.25	$0.7279	48,083,528	$0.7323	13,390,118	61,473,646
$0.20	$0.7279	48,083,528	$0.7279	13,471,340	61,554,868

Effect of Hypothetical $30 Million Financing Without Floor Price Provisions in Effect

Price of Dilutive Issuance	New Conversion Price of Notes Without Floor Price Provisions	Shares of Common Stock Issued to Purchasers Upon Conversion of Notes	New Exercise Price of Warrants Without Floor Price Provisions	Shares of Common Stock Issued to Purchasers Upon Exercise of Warrants	Total Shares of Common Stock Issued Without Floor Price Provisions
Current Total of Conversion Shares and Warrant Shares					47,566,579
$0.40	$0.7300	47,947,799	$0.8817	11,120,923	59,068,722
$0.35	$0.6961	50,277,233	$0.8409	11,661,207	61,938,440
$0.30	$0.6556	53,383,145	$0.7920	12,381,587	65,764,732
$0.25	$0.6063	57,731,421	$0.7323	13,390,188	71,121,609
$0.20	$0.5447	64,253,837	$0.6580	14,902,915	79,156,752

Please note that the tables above do not take into account the reverse stock split proposals described below in Proposal Two. For information regarding the effect of a reverse stock split on the Amended and Restated Notes and the Amended and Restated Warrants, see “Proposal Two—Principal Effects of the Reverse Stock Split” beginning on page 13 below.

Further Information.    The terms of the Amended and Restated Transaction and the Amended and Restated Notes, Amended and Restated Warrants and other transaction documents are complex and only briefly summarized above. For further information on the Amended and Restated Transaction and the rights of the Holders, please refer to the descriptions contained in the Current Reports on Form 8-K filed with the SEC on May 17, 2005, May 25, 2005, November 9, 2005 and the transaction documents filed as exhibits to such reports. The terms of the Common Stock are set forth in Avanex’s Amended and Restated Certificate of Incorporation filed with the Quarterly Report on Form 10-Q filed with the SEC on May 16, 2000.

Effect of the Elimination of the Floor Price on Current Stockholders

The total number of shares of Common Stock currently issuable upon conversion of the Amended and Restated Notes and exercise of the Amended and Restated Warrants in full is 47,566,579, representing approximately 24.6% of the shares of Common Stock outstanding immediately following the Amended and Restated Transaction (assuming such conversion and exercise). As discussed earlier, in the event that a future dilutive event were to occur, the Conversion Price of the Amended and Restated Notes and the Exercise Price of the Amended and Restated Warrants could be adjusted, but currently not below the Floor Price. This would result in some dilution to the stockholders of the Company upon a future conversion of the Amended and Restated Notes or exercise of the Amended and Restated Warrants by the Holders. If this Proposal One is adopted, and a future dilutive event were to occur, the Conversion Price of the Amended and Restated Notes and the Exercise Price of the Amended and Restated Warrants could be adjusted below the Floor Price. As a result, the issuance of shares upon a future conversion of the Amended and Restated Notes or exercise of the Amended and Restated Warrants by the Holders could potentially result in significantly greater dilution to the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Reasons for the Board of Directors’ Recommendation

The Board of Directors believes that approval of the proposal is in the best interests of the Company and its stockholders for the following reasons, among others:

•	the Company will satisfy a covenant that it made with the Holders that was a condition to consummating the Amended and Restated Transaction;

•

the Company would have increased flexibility with respect to future financing needs in that it would be able, if necessary, to issue or sell securities of the Company at a per share price less than the Floor Price in certain circumstances; and

•

the Company would not be required to spend additional time and expense to seek such stockholder approval in the future, which would be required not less than once every six months or once every three months, as applicable.

PROPOSAL TWO

TO APPROVE AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION WHICH WOULD EFFECT A REVERSE STOCK SPLIT, PURSUANT TO WHICH ANY WHOLE NUMBER OF OUTSTANDING SHARES OF THE COMPANY’S COMMON STOCK BETWEEN AND INCLUDING SEVEN AND FIFTEEN WOULD BE COMBINED INTO ONE SHARE OF SUCH STOCK, AND TO AUTHORIZE THE COMPANY’S BOARD OF DIRECTORS TO SELECT AND FILE ONE SUCH AMENDMENT WHICH WOULD EFFECT THE REVERSE STOCK SPLIT WITHIN SUCH RANGE

Overview

Our Board of Directors has unanimously approved proposed amendments to the Certificate which would effect a reverse stock split of all outstanding shares of Common Stock at an exchange ratio ranging from one-for-seven to one-for-fifteen. The Board of Directors has declared such proposed amendments to be advisable and has recommended that these proposed amendments be presented to the stockholders for approval. You are now being asked to vote upon these amendments to the Certificate which would effect a reverse stock split whereby a number of outstanding shares of Common Stock between and including seven and fifteen would be combined into one share of Common Stock. The reverse stock split would reduce the number of outstanding (but not the authorized) shares of Common Stock.

Upon receiving stockholder approval, the Board of Directors will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of the Company and its stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of Common Stock between and including seven and fifteen which will be combined into one share of Common Stock, at any time before the next annual meeting of stockholders. The board believes that stockholder approval of these amendments granting the Board of Directors this discretion, rather than approval of a specified exchange ratio, provides the Board of Directors with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of the Company and its stockholders.

The text of the form of proposed amendments to the Certificate is attached hereto as Appendix A. By approving these amendments, stockholders will approve a series of amendments to the Certificate pursuant to which any whole number of outstanding shares between and including seven and fifteen would be combined into one share of Common Stock, and authorize the Board of Directors to file only one such amendment, as determined by the Board of Directors in the manner described herein, and to abandon each amendment not selected by the Board of Directors. The Board of Directors may also elect not to undertake any reverse split.

If approved by the stockholders, and following such stockholder approval the Board of Directors determines that effecting a reverse stock split is in the best interests of the Company and its stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board of Directors within the limits set forth in this proposal to be combined into one share of Common Stock.

If the Board of Directors elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of Common Stock would be reduced in accordance with an exchange ratio determined by the Board of Directors within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of the outstanding Common Stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The par value of the Common Stock would remain unchanged at $0.001 per share. The amendment would not change the number of authorized shares of Common Stock. Currently, the Board of Directors does not have any plans with regard to the authorized but unissued shares of Common Stock following the reverse split.

Reasons for the Reverse Stock Split

The Board of Directors believes that a reverse stock split may be desirable for a number of reasons. First, the Board of Directors believes that a reverse stock split may enable the Company to meet the continued listing rules of the Nasdaq National Market. Second, the Board of Directors believes that a reverse stock split could improve the marketability and liquidity of the Common Stock.

Nasdaq Listing.    On September 7, 2005, Avanex received a letter from the Nasdaq Stock Market informing it that for the prior thirty consecutive business days, the bid price of the Common Stock had closed below the minimum $1.00 per share required for continued inclusion set by Marketplace Rule 4450(a)(5), and that, in accordance with Marketplace Rule 4450(e)(2), the Company was being provided 180 calendar days, or until March 6, 2006, to regain compliance. Compliance will be achieved if the bid price of the Common Stock closes at or above $1.00 per share for a minimum of ten consecutive trading days prior to March 6, 2006 (or such longer period of time as may be required by Nasdaq, in its discretion). As of December 22, 2005, the bid price of the Common Stock had closed above $1.00 per share for a minimum of ten consecutive trading days; however, as of the date of mailing of this proxy statement, the Nasdaq had not yet informed Avanex that it had regained compliance with Marketplace Rule 4450(e)(5). Although Avanex’s trading price is currently above the minimum trading price required of the Nasdaq National Market, Avanex believes that approval of this Proposal Two would significantly reduce Avanex’s risk of not meeting this continued listing standard in the future. In addition, approval of this Proposal Two would provide Avanex with the ability to increase the share price of the Common Stock above $1.00 per share in the event that Avanex again is unable to comply with Marketplace Rule 4450(e)(5) prior to the next annual meeting of stockholders.

Potential Increased Investor Interest.    The Board of Directors also believes that the increased market price of the Common Stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be harmed by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split. The board is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act.

The Reverse Stock Split May Not Result in an Increase in the Per Share Price of the Common Stock; There Are Other Risks Associated With the Reverse Stock Split

The Board of Directors expects that a reverse stock split of the Common Stock will increase the market price of the Common Stock. However, the Company cannot be certain whether the reverse stock split would increase the trading price for the Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•

the trading price per share of Common Stock after the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of Common Stock outstanding before the reverse stock split;

•	the reverse stock split would result in a per share price that would attract brokers and investors who do not trade in lower priced stocks; and

•

the market price per post-split share would either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq or that the Company would otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq.

The market price of the Common Stock would also be based on Avanex’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the reverse stock split. Furthermore, the liquidity of the Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by the stockholders, it will be effected, if at all, only upon a determination by the Board of Directors that a reverse stock split (with an exchange ratio determined by the Board of Directors as described above) is in the best interests of the Company and its stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the Nasdaq National Market, existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock. Notwithstanding approval of the reverse stock split by the stockholders, the Board of Directors may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the next annual meeting of stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board of Directors fails to implement any of the reverse stock splits prior to the next annual meeting of stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

Principal Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of Common Stock. However, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company (except to the extent that the reverse split would result in any of the stockholders owning a fractional share as described below). Proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the proposed reverse stock split (except to the extent that the reverse split would result in any stockholders owning a fractional share as described below). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the reverse stock split would continue to hold approximately 2% of the voting power of the outstanding shares of Common Stock immediately after the reverse stock split. The number of stockholders of record also will not be affected by the proposed reverse stock split (except to the extent that the reverse split would result in any stockholders owning only a fractional share as described below).

Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder’s proportionate equity interest in the Company, subject to the treatment of fractional shares, the number of authorized shares of Common Stock will not be reduced. This will increase significantly the ability of the Board of Directors to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock. The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting, for example, the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Certificate or the bylaws.

The following table contains approximate information relating to the Common Stock under each of the proposed amendments based on share information as of December 12, 2005 (in thousands):

	Pre Reverse Split	1-for-7	1-for-8	1-for-9	1-for-10	1-for-11	1-for-12	1-for-13	1-for-14	1-for-15
Authorized	300,000	300,000	300,000	300,000	300,000	300,000	300,000	300,000	300,000	300,000
Outstanding	145,537	20,791	18,192	16,171	14,554	13,231	12,128	11,195	10,396	9,702
Reserved for future issuance pursuant to outstanding stock options	17,250	2,464	2,156	1,917	1,725	1,568	1,437	1,327	1,232	1,150
Reserved for future issuance pursuant to employee benefit plans	19,897	2,842	2,487	2,211	1,990	1,809	1,658	1,531	1,421	1,326

The proposed reverse stock split will also reduce the number of shares of Common Stock available for issuance under the Company’s 1998 Stock Plan, 1999 Director Option Plan, and 1999 Employee Stock Purchase Plan, in proportion to the exchange ratio selected by the Board of Directors within the limits set forth in this proposal. The Company also has certain outstanding stock options to purchase shares of Common Stock. Under the terms of the outstanding stock options, the proposed reverse stock split will effect a reduction in the number of shares subject to such outstanding options proportional to the ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options. In connection with the proposed reverse stock split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

Under the terms of the Company’s Amended and Restated Notes and Amended and Restated Warrants, the proposed reverse stock split would also result in a proportionate increase in the Conversion Price of the Amended and Restated Notes and the Exercise Price of the Amended and Restated Warrants, as well as a proportionate decrease in the number of shares issuable to the Holders upon conversion of the Amended and Restated Notes and exercise of the Amended and Restated Warrants.

If the proposed reverse stock split is implemented, it will increase the number of stockholders of the Company who own “odd lots” of less than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split will not affect the registration of the Common Stock under the Securities Exchange

Act. If the proposed reverse stock split is implemented, the Common Stock will continue to be reported on the Nasdaq National Market under the symbol “AVNX” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

Effective Date

The proposed reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of a certificate of amendment to the Certificate with the office of the Secretary of State of the State of Delaware. On the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the reverse stock split ratio determined by the Board of Directors within the limits set forth in this proposal.

Treatment of Fractional Shares

No scrip or fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, the Company would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the reverse stock split. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price of the Common Stock as reported on the Nasdaq National Market, as of the effective date. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional shares.

If you do not hold sufficient shares of pre-split Common Stock to receive at least one post-split share of Common Stock and you want to hold the Common Stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

•

purchase a sufficient number of shares of Common Stock so that you would hold at least that number of shares of Common Stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one share of Common Stock on a post-split basis; or

•

if applicable, consolidate your accounts so that you hold at least that number of shares of Common Stock in one account prior to the reverse stock split that would entitle you to at least one share of Common Stock on a post-split basis. Common Stock held in registered form (that is, shares held by you in your own name on the Company’s share register maintained by its transfer agent) and Common Stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of Common Stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

After the reverse stock split, then current stockholders would have no further interest in the Company with respect to their fractional shares. A person otherwise entitled to a fractional share interest would not have any voting, dividend or other rights in respect of their fractional interest except to receive the cash payment as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than that number of pre-split shares within the exchange ratio that is determined by the Board of Directors as described above. Reducing the number of post-split stockholders, however, is not the purpose for this Proposal Two.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Avanex is domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Non-registered Stockholder

Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by the Company for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Exchange of Stock Certificates

As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. The Company’s transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates and no payments in lieu of fractional shares will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of Common Stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under either Delaware or California corporate law, respectively, with respect to the proposed amendments to the Certificate to effect the reverse split, and Avanex will not independently provide the stockholders with any such right.

Material Federal U.S. Income Tax Consequence of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the reverse stock split to the holders of the Common Stock and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences that may be applicable to particular holders in light of their individual circumstances or to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares would be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder.

Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-split shares for post-split shares pursuant to the reverse stock split, other than with respect to the cash payments for fractional shares (as discussed below). The aggregate tax basis of the post-split shares received in the reverse stock split (including any fraction of a post-split share deemed to have been received) would be the same as the stockholder’s aggregate tax basis in the pre-split shares exchanged therefor. The stockholder’s holding period for the post-split shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split. In general, stockholders who receive cash upon redemption of their fractional share interests in the post-split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed.

Our view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Avanex’s Common Stock, as of December 12, 2005, for the following: (1) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock; (2) each of the Company’s non-employee directors; (3) each of the executive officers named in the Summary Compensation Table on page 26 of the Company’s proxy statement for its 2005 Annual Meeting of Stockholders filed with the SEC on October 3, 2005; and (4) all directors and executive officers of the Company as a group.

Name	Common Stock Beneficially Owned(1)	Percentage Beneficially Owned(2)
Alcatel 54, rue la Boétie 75008 Paris France	28,295,868	19.44%
HBK Investments L.P.(3) 300 Crescent Ct., Suite 700 Dallas, Texas 75201	20,555,676	12.39%
GLG Partners LP(4) 1 Curzon St. London W1J 5HB England	9,111,693	6.26%
Kings Road Investments Ltd.(5) c/o Polygon Investment Partners LLP 10 Duke of York Square London SW3 4LY	13,590,450	8.54%
Jo S. Major, Jr.(6)	759,166	*
Todd Brooks(7)	177,749	*
Vinton Cerf(8)	118,292	*
Greg Dougherty	2,500	*
Joel A. Smith III(9)	170,700	*
Susan Wang(10)	67,000	*
Walter Alessandrini	—	*
Giovanni Barbarossa(11)	1,649,368	1.12%
Philippe Bregi	—	*
W. Brian Kinard	99	*
Paul Negus(12)	654,716	*
Jaime Reloj(13)	812,362	*
Adriano Zuccala(14)	350,000	*

All directors and executive officers as a group (11 persons)(15)	4,411,853	2.95%

*	Less than one percent of the outstanding Common Stock.

(1)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of Common Stock that the individual has the right to acquire within 60 days of December 12, 2005, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)	The total number of shares of Common Stock outstanding as of December 12, 2005 was 145,537,015.

(3)	As indicated in the Schedule 13G filed by HBK Investments L.P. pursuant to the Exchange Act on May 19, 2005 and the Current Report on Form 8-K filed by Avanex on November 9, 2005. Consists of 170,000 shares of Common Stock owned by HBK Master Fund L.P. and 20,385,676 shares of Common Stock currently issuable upon exercise of a warrant to purchase 3,719,009 shares of Common Stock and/or conversion of a senior secured convertible note due 2008 in the principal amount of $15,000,000 owned by Steelhead Investments Ltd. HBK Investments L.P. (“Investments”) has sole voting and dispositive power over such securities pursuant to an Investment Management Agreement with HBK Master Fund L.P. and Steelhead Investments Ltd. (collectively, the “Funds”). Additionally, the following entities and individuals may be deemed to have control over HBK Investments L.P.: HBK Partners II L.P., HBK Management L.L.C., Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, David C. Haley and Jamiel A. Akhtar. Each of these entities and individuals and the Funds disclaim beneficial ownership of such securities.

(4)

As indicated in the Schedule 13G jointly filed by GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange, Philippe Jabre and Emmanuel Roman pursuant to the Exchange Act on December 23, 2005. Consists of (i) 485,000 shares of Common Stock held by GLG European Opportunity Fund, (ii) 4,065,746 shares of Common Stock held by GLG North American Opportunity Fund, (iii) 3,024,381 shares of Common Stock held by GLG Technology Fund, (iv) 1,000,000 shares of Common Stock held by GLG Investments plc, though its subfund, GLG North American Equity Fund, (v) 46,026 shares of Common Stock held by Lyxor/GLG Pan European Equity Fund Ltd, (vi) 200,000 shares of Common Stock held by The Century Fund SICAV, (vii) 17,398 shares of Common Stock held by Orchestra Sub-Funds SPC, (viii) 134,628 shares of Common Stock held by GLG Equities Long-Short CI, (ix) 28,023 shares of Common Stock held by Citi GLG European Hedge Fund Ltd, (x) 74,344 shares of Common Stock held by Lyxor/GLG North American Alternative Equity Fund Ltd, and (xi) 36,147 shares of Common Stock held by Citi GLG North American Fund Ltd (each entity referred to in (i) through (xi) is herein referred to as a “Fund” and, collectively, as the “Funds”). GLG Partners LP, an English limited partnership, acts as the investment manager of each of the Funds and has voting and dispositive power over the securities held by the Funds. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Philippe Jabre, Emmanual Roman and Lehman (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Philippe Jabre and Emmanuel Roman, and as a result, each has voting and dispositive power over the securities held by the Funds. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange, Philippe Jabre and Emmanuel Roman disclaim beneficial ownership of the securities held by the Funds except for their pecuniary interest therein.

(5)

As indicated in the Schedule 13G filed by Kings Road Investments Ltd. (“Kings Road”) pursuant to the Exchange Act on May 16, 2005 and the Current Report on Form 8-K filed by Avanex on November 9, 2005. Consists of 11,111,111 shares of Common Stock currently issuable upon exercise of a warrant to purchase 2,479,339 shares of Common Stock and/or conversion of a senior secured convertible note due 2008 in the principal amount of $10,000,000 owned by Kings Road. Kings Road is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund (“Master Fund”). Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power of the securities held by Kings Road. The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by Kings Road.

(6)	Represents 205,000 shares held by Dr. Major and 554,166 shares issuable pursuant to options exercisable within 60 days of December 12, 2005.

(7)	Represents 65,249 shares held by Mr. Brooks and 112,500 shares issuable pursuant to options exercisable within 60 days of December 12, 2005.

(8)	Represents 5,792 shares held by Dr. Cerf and 112,500 shares issuable pursuant to options exercisable within 60 days of December 12, 2005.

(9)	Represents 57,000 shares held by Mr. Smith individually, 1,200 shares held by his spouse and 112,500 shares issuable pursuant to options exercisable within 60 days of December 12, 2005.

(10)	Represents 7,000 shares held by Ms. Wang and 60,000 shares issuable pursuant to options exercisable within 60 days of December 12, 2005.

(11)	Represents 728 shares held by Mr. Barbarossa and 1,648,640 shares issuable pursuant to options exercisable within 60 days of December 12, 2005.

(12)	Represents 654,716 shares issuable pursuant to options held by Mr. Negus exercisable within 60 days of December 12, 2005.

(13)	Represents 812,362 shares issuable pursuant to options held by Mr. Reloj exercisable within 60 days of December 12, 2005.

(14)	Represents 350,000 shares issuable pursuant to options held by Mr. Zuccala exercisable within 60 days of December 12, 2005.

(15)	Includes 4,067,384 shares issuable upon the exercise of options exercisable within 60 days of December 12, 2005.

OTHER MATTERS

The Board of Directors does not know of any other matter to be presented at the Special Meeting. If any additional matters are properly presented at the Special Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of Common Stock they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Special Meeting, regardless of the number of shares that you hold. We urge you to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been enclosed.

THE BOARD OF DIRECTORS

Todd Brooks
Vinton Cerf
Greg Dougherty
Jo S. Major, Jr.
Joel A. Smith III
Susan Wang

Fremont, California

December 30, 2005

APPENDIX A

FORM OF CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF AVANEX CORPORATION

A Delaware Corporation

Avanex Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A: The name of this Corporation is Avanex Corporation.

B: The date of filing of this Corporation’s original Certificate of Incorporation with the Secretary of State of Delaware was December 1, 1999.

C: Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment hereby amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation by deleting the first paragraph of Article Fourth and substituting therefor a new first paragraph to read in its entirety as follows:

FOURTH: This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock that this Corporation is authorized to issue is 300,000,000, with a par value of $0.001 per share, and the total number of shares of Preferred Stock that this Corporation is authorized to issue is 10,000,000, with a par value of $0.001 per share. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [seven (7) to fifteen (15)]* shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq National Market, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

D: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

*

These amendments approve the combination of any whole number of shares of Common Stock between and including seven (7) and fifteen (15) into one (1) share of Common Stock. By these amendments, the stockholders would approve each of the nine amendments proposed by the Board of Directors. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that amendment determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. The other eight proposed amendments will be abandoned pursuant to Section 242(c) of the Delaware General Corporation Law. The Board of Directors may also elect not to do any reverse split in which case all nine proposed amendments will be abandoned. In accordance with the resolutions to be adopted by the stockholders, the Board of Directors will not implement any amendment providing for a different split ratio.

A-1

IN WITNESS WHEREOF, Avanex Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Jo S. Major, Jr. its President and Chief Executive Officer, this              day of                     , 2006.

AVANEX CORPORATION

Jo S. Major, Jr.
President and Chief Executive Officer

A-2

ANNEX A

[AVECM - AVANEX CORPORATION] [FILE NAME: ZAVE42.ELX] [VERSION - (1)] [12/05/05] [orig. 12/05/05]

DETACH HERE ZAVE42

The undersigned hereby appoints Jo S. Major, Jr. and Paul Negus and each of them as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of Avanex Corporation which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Avanex Corporation to be held at Avanex’s corporate headquarters, 40919 Encyclopedia Circle, Fremont,

California 94538, telephone (510) 897-4188 on Friday, January 27, 2006, at 10:00 a.m. (local time) and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted “FOR” each of the Proposals on the reverse side hereof, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

PROXY

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

JANUARY 27, 2006

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AVANEX CORPORATION

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

AVANEX CORPORATION

C/O COMPUTERSHARE

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to

http://www.eproxyvote.com/avnx

OR

Vote-by-Telephone

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

ZAVE41

[AVECM - AVANEX CORPORATION] [FILE NAME: ZAVE41.ELX] [VERSION - (1)] [12/05/05] [orig. 12/05/05]

DETACH HERE #AVE

Please mark

votes as in

this example.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS NO. 1 AND 2.

FOR AGAINST ABSTAIN

1. Proposal to eliminate the floor price limitations from the anti-dilution provisions of each of the Company’s Amended and Restated Senior Secured

Convertible Notes and related Amended and Restated Warrants.

2. Proposal to approve amendments to Avanex’s Amended and Restated Certificate of Incorporation which would effect a reverse stock split,

pursuant to which any whole number of outstanding shares of Avanex’s common stock between and including seven and fifteen would be combined into one share of such stock, and to authorize Avanex’s Board of Directors to select and file one such amendment which would effect the reverse stock split within such range.

In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING

IN PERSON

Please sign, date and return this proxy card promptly using the enclosed envelope.

Please sign exactly as your name or names appear hereon. For joint accounts,

each owner should sign. When signing as an executor, administrator, attorney,

trustee, guardian or in another representative capacity, please give your full title.

If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person.

Signature: Date: Signature: Date: